Exhibit 99.1

News Release
For more information, contact:
Teresa Paulsen
MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-595-5210

Chris Klinefelter
ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-595-4154
www.conagrafoods.com

For Ospraie Management
Jonathan Gasthalter
Sard Verbinnen & Co
tel: 212-687-8080

FOR IMMEDIATE RELEASE

CONAGRA FOODS ANNOUNCES AGREEMENT TO SELL

TRADING AND MERCHANDISING OPERATIONS TO OSPRAIE;

REAFFIRMS LONG-TERM EPS GROWTH GOALS

OMAHA, Neb., Mar. 27, 2008 –ConAgra Foods, Inc., (NYSE: CAG), announced today that it has reached an agreement to sell its commodity trading and merchandising operations conducted by ConAgra Trade Group to the Ospraie Special Opportunities fund and other investors for approximately $2.1 billion, subject to certain adjustments. The Ospraie Special Opportunities fund is an affiliate of Ospraie Management, a leading investment management firm focused exclusively on commodities and basic industries with approximately $9 billion under management. ConAgra Trade Group will be renamed Gavilon LLC upon completion of the sale.

Under the terms of the agreement, ConAgra Foods will sell the operations of ConAgra Trade Group, also known as the company’s Trading and Merchandising segment, in exchange for approximately $1.6 billion in cash, subject to working capital fluctuations, and $525 million (face value) of payment-in-kind debt securities of a newly created Gavilon holding company. The weighted average interest rate on the debt securities is 10.82 percent. The final purchase price will be adjusted based on working capital changes subsequent to Feb. 24, 2008. In addition, ConAgra Foods will receive a contingent right to a portion of future earnings during the remainder of calendar 2008 and a warrant exercisable for 8 percent of the equity of the purchaser.

Greg Heckman, president of the ConAgra Foods commercial businesses, will become chief executive of Gavilon upon close of the transaction, which is expected within 60 days, subject to satisfaction of customary closing conditions, including normal regulatory approvals. Gavilon will remain in its current offices in Omaha, Neb. Virtually all of the approximately 950 employees of ConAgra Trade Group will become employees of Gavilon. The agreement includes 144 facilities, located primarily in North America. Gavilon will conduct grain and byproducts merchandising and fertilizer distribution, as well as agriculture, energy and other commodity trading activities, and risk management services.

“Given our existing and ongoing emphasis on our core strategic food platforms, along with the strength of the commodities cycle, we believe this is an excellent time to exit this business,” said Gary Rodkin, chief executive officer of ConAgra Foods. “The sale gives us a unique opportunity to redeploy capital, largely toward share repurchases. The benefit of capital redeployment, along with the ongoing growth initiatives in our core food businesses, are expected to improve the quality and sustainability of our earnings results.”

John Duryea, portfolio manager of the Ospraie Special Opportunities fund, said, “We are excited to acquire this dynamic business and look forward to working with Gavilon’s talented team to build on the success of its agricultural, energy and fertilizer commodities distribution, merchandising and trading. As a stand-alone entity, Gavilon will continue to provide its clients with the most innovative solutions. Through enhanced resource allocation and by pursuing incremental opportunities, Ospraie intends to further grow the business.”

Additional details of the transaction include:

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Select trading and merchandising personnel dedicated to buying key commodities used in ConAgra Foods’ products and for its operations will become part of ConAgra Foods’ enterprise procurement function. Dedicated personnel will continue to monitor the value at risk and risk limits associated with the ongoing procurement needs of ConAgra Foods.

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Given the large working capital requirements for the Trading and Merchandising segment’s operations in recent periods, the company is expecting lower and more predictable ongoing working capital requirements for ConAgra Foods following completion of the sale. Over time, this should result in more consistent operating cash flows. ConAgra Foods intends to continue to use share repurchases as the benchmark for its capital allocation decisions.

ConAgra Foods confirmed that the items announced today would not change its long-term EPS annual growth expectations of 8-10 percent, excluding items impacting comparability. Despite forgoing operating income from the Trading and Merchandising segment following the sale, the company expects share repurchases and interest income related to the transaction, along with expected profit improvement from the core food operations, to allow delivery of this core algorithm commitment of 8-10 percent earnings growth throughout its planning horizon.

The company expects to apply initial projected after-tax cash proceeds from the ConAgra Trade Group sale of approximately $1.4 billion, based on current working capital levels, primarily to share repurchases, but also toward debt reduction and internal investment opportunities.

Additional information on the announced sale

Ospraie and Gavilon have received commitments from a bank lending group for operating financial support for Gavilon in excess of $1.5 billion, subject to customary conditions. A summary term sheet for the ConAgra Trade Group sale, as well as the earnout and warrant structure, follows this release. The transaction has been approved by the ConAgra Foods Board of Directors.

Advisors

Centerview Partners, LLC acted as primary financial advisor to ConAgra Foods and provided a fairness opinion on the transaction. UBS Investment Bank also acted as a financial advisor to ConAgra Foods. Credit Suisse served as financial advisor to Ospraie, while J.P. Morgan Securities Inc. is acting as lead arranger of the acquisition financing and of the Gavilon stand alone credit facilities.

Investor conference call

As part of regularly scheduled communication for the company’s third quarter earnings, which will be announced today, ConAgra Foods will host a conference call at 9:30 a.m. EDT to discuss the earnings results as well as this agreement. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-704-5380 and 1-913-312-1231, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com. A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112 and international participants should dial 1-719-457-0820 and enter pass code 5085364. A rebroadcast also will be available on the company’s Web site.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM and many others. For more information, please visit us at www.conagrafoods.com.

Established in 1999 and headquartered in New York City, Ospraie Management, LLC is a leading investment management firm with over $9 billion under management, focused exclusively on commodities and basic industries. Ospraie combines in-depth industry knowledge with financial expertise and a long-duration perspective to identify and execute on attractive opportunities in its investment universe.

Note on forward-looking statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, the ability of the company to timely complete the pending transaction, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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ConAgra Trade Group Transaction Summary

The following is a summary. For additional information, please refer to ConAgra Foods, Inc.’s (“ConAgra Foods”) Current Report on Form 8-K filed March 27, 2008.

Buyer:	New entities formed and controlled by Ospraie Special Opportunities fund and its affiliates

Business:	Substantially all of ConAgra Foods’ Trading and Merchandising reporting segment, including the stock and various assets of entities involved in domestic and international grain merchandising, fertilizer distribution, agricultural and energy trading and services, and byproducts merchandising and distribution (the “Business”).

Following the sale, the Business will be operated as Gavilon, LLC.

Price:	Book value plus $600 million. Based on the Business’s unaudited balance sheet as of February 24, 2008, the price would have been approximately $2.1 billion. Due to the book value component of the purchase price, the total proceeds received are subject to change based on actual working capital and asset/liability changes prior to closing.

ConAgra Foods will receive an additional $39 million at closing if the senior operating cash flow facility made available to Gavilon, LLC at closing is rated less than investment grade.

Financing:	ConAgra Foods will finance $525 million of the purchase price through the receipt of three tranches of debt securities, having scheduled maturities of two, three and four years following closing. The coupon rate on the three tranches are 10.5%, 10.75% and 11%, respectively, and the debt securities permit payment of interest by issuing additional notes. All or part of the notes may be redeemed at any time. The redemption price during the first year is at a price of 92.5% plus interest. Redemption thereafter is at par.

Warrant:	At closing, ConAgra Foods will receive a warrant to acquire an approximate 8% interest in the purchaser of the Business. Key terms of the warrant include a four-year term, exercise price of 200% of the Business purchaser’s initial equity value (subject to reduction in connection with early distributions on equity) and applicability of normal anti-dilution adjustments.

Earnout:	From closing through December 21, 2008, ConAgra Foods is entitled to receive additional amounts equal to 50% of Gavilon, LLC’s profits before tax in excess of $36 million per quarter (pro-rated for partial periods). The earnout is subject to an overall cap. Because pre-closing profits before tax are considered against the cap, ConAgra Foods does not anticipate the total earnout to exceed approximately $50 million. Earnout amounts may be paid in additional three-year pay-in-kind notes with an interest rate of 10.75%.

Closing Conditions:	The purchase agreement is subject to customary closing conditions, including regulatory approvals and availability of the senior operating cash flow facility consistent with the terms of the bank commitments.